EXHIBIT 1.3

THIS WARRANT AND ANY SECURITIES THAT MAY BE ISSUED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. NEITHER THIS WARRANT NOR SUCH SECURITIES MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE ISSUER SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE ISSUER (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER).

WARRANT TO PURCHASE
MEMBERSHIP INTERESTS OF
AMERICAN RARE EARTH LLC

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, HG VENTURES LLC, a Delaware limited liability company, or its assignee (as permitted under Article 4 below) (“Holder”), is hereby entitled to purchase from AMERICAN RARE EARTH LLC, an Indiana limited liability company (the “Company”), up to Fifty Million Dollars ($50,000,000) (the “Purchase Amount”) of the Company’s equity ownership interests (the “Membership Interests”) at a fully-diluted, pre-money valuation of Three Hundred Million Dollars ($300,000,000) (the “Valuation Cap”), which, assuming all $50,000,000 is purchased by Holder, would represent 14.29% of the fully-diluted, post-money equity ownership interests of the Company immediately after Holder’s exercise of this Warrant, all as set forth above and below and as adjusted pursuant to Article 2 hereof, subject to the provisions and upon the terms and conditions set forth herein.  This Warrant is issued and effective as of January 10, 2022 (the “Warrant Date”).

ARTICLE 1
EXERCISE

1.1 Method of Exercise.  With respect to any Membership Interest for which this Warrant is exercisable, Holder may exercise this Warrant (in whole or in part) by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Holder will also deliver to the Company a check for the aggregate dollar amount of Membership Interests being purchased.

1.2 Delivery of New Warrant.  Promptly after Holder exercises this Warrant, the Company will deliver to Holder, if this Warrant has not been fully exercised and has not expired, a new warrant representing the remaining amount of Membership Interests not so acquired.

1.3 Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

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1.4 Exercise on Sale, Merger, or Consolidation of the Company.

1.4.1 “Change in Control.”  For the purpose of this Warrant, “Change in Control” means the occurrence of any of the following prior to the expiration of this Warrant: (i) the sale, conveyance or disposal of all or substantially all of the Company’s property or business, (ii) the Company’s merger with or into or consolidation with any other business entity (other than a wholly-owned subsidiary of the Company), or (iii) any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this definition shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company.

1.4.2 Exercise in Connection with Change in Control.  The Company will give Holder notice of the closing of an expected or contemplated Change in Control in accordance with Section 3.2 hereof. This Warrant must be exercised prior to or contemporaneously with the closing of such Change in Control, and if and to the extent not so exercised, then upon consummation of the Change in Control, this Warrant and all rights and obligations hereunder will terminate and be of no further force and effect; provided, however, that Holder may elect to make the exercise of this Warrant contingent on the closing of the Change in Control.

1.5 Forced Call Right. If (i) the Company’s Fair Market Value is at least $600,000,000, (ii) the Company is separately listed on a national securities exchange; and (iii) the Company’s equity ownership interests to be issued to Holder upon exercise of this Warrant are registered and freely traded on such national securities exchange, then the Company may force Holder to exercise this Warrant (the “Forced Call Right”) by providing Holder of notice of mandatory exercise in substantially the form attached as Appendix 2 (the “Mandatory Exercise Notice”). Upon receipt of a Mandatory Exercise Notice, Holder hereby agrees to exercise this Warrant in full.

1.7 Term of Warrant. Subject to Section 1.4.2 hereof, this Warrant shall expire on the date that is the five (5) year anniversary of the Warrant Date (the “Termination Date”).

ARTICLE 2
ADJUSTMENTS TO THE MEMBERSHIP INTERESTS

2.1 Dividends, Splits, Etc.  If at any time or from time to time the holders of the Company’s equity ownership interests shall have received other or additional membership interests or stock or other securities or property (other than cash) by way of dividend or distribution, then upon exercise of any portion of this Warrant, for each Membership Interest acquired, Holder will receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Membership Interests of record as of the date the dividend or subdivision occurred.

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2.2 Reclassification, Exchange, Conversion or Substitution.  Upon any reclassification, exchange, substitution, conversion or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Warrant, Holder will be entitled to receive, upon exercise of any portion of this Warrant, the number and kind of securities and property that Holder would have received for the Membership Interests if the portion of this Warrant had been exercised immediately before such reclassification, exchange, substitution, conversion or other event.  Upon the occurrence of any of such events, the Company or its successor will promptly issue to Holder a new warrant for such new securities or other property.  The new warrant will be appropriately adjusted so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Warrant, including, without limitation, adjustments to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 will similarly apply to successive reclassifications, exchanges, substitutions, conversions, or other events.

2.3 Certificate as to Adjustments.  Upon each adjustment, the Company at its expense will promptly compute such adjustment, and furnish Holder with a certificate of its Board of Managers, setting forth such adjustment and the facts upon which such adjustment is based.

2.4 Fractional Membership Interests.  Fractional Membership Interests may be issued upon exercise of the Warrant, limited to a fraction of one one-hundredth of one percent.

ARTICLE 3
COVENANTS OF THE COMPANY

3.1 Notice of Certain Events.  The Company will provide Holder with not less than 20 days prior written notice, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its holders of equity ownership interests, whether in cash, property, equity, or other securities and whether or not a regular cash dividend/distribution; (b) effecting any reclassification or recapitalization of any equity ownership interests of the Company; (c) effecting a conversion of the Company from a limited liability company to a corporation; or (d) any Change in Control.

3.2 Information Rights.  If requested by Holder, so long as the Holder holds this Warrant, the Company will deliver to the Holder promptly after mailing, copies of all material communications to the members of the Company.

ARTICLE 4
REPRESENTATIONS AND COVENANTS OF THE HOLDER

The Company has entered into this Warrant in reliance upon the following representations and covenants of Holder:

4.1 Investment Purpose.  This Warrant and the Membership Interests issuable upon exercise of this Warrant will be acquired by Holder for investment and not with a view to the sale or distribution of any part thereof, and Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption pursuant to the Securities Act.  Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

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4.2 Private Issue.  Holder understands that: (i) this Warrant and the Membership Interests issuable upon exercise of this Warrant are not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof pursuant to Section 4(2) of the Securities Act and any applicable state securities laws; and (ii) the Company’s reliance on such exemption is predicated on the representations set forth in this Article 4.

4.3 Disposition of Holders Rights.  In no event will Holder make a transfer or disposition of this Warrant or the Membership Interests issuable upon exercise of the Warrant unless and until: (i) the Holder shall have received written approval from the Company of the proposed disposition; and (ii) if requested by the Company, the Holder shall have furnished the Company with an opinion of independent counsel satisfactory to the Company and its counsel in their absolute discretion to the effect that:  (A) appropriate action necessary for compliance with the Securities Act has been taken, or (B) an exemption from the registration requirements of the Securities Act is available.  Notwithstanding the foregoing, such restrictions imposed upon the transferability of this Warrant or the Membership Interests issuable upon exercise of the Warrant shall terminate as to any particular Membership Interests when: (1) such security shall have been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration; or (2) such security shall have been sold without registration in compliance with Rule 144 under the Securities Act; or (3) a letter shall have been issued to Holder at its request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to Holder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the Securities Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required.

4.4 Financial Risk.  Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment, which may include the loss of Holder’s entire investment.

4.5 Risk of No Registration.  The Holder understands that it may be required to hold this Warrant and any Membership Interests issuable upon exercise of this Warrant for an indefinite period of time.  Holder also understands that any sale of this Warrant or the Membership Interests issuable upon exercise of the Warrant that might be made by it in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms and conditions of that Rule.

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ARTICLE 5
MISCELLANEOUS

5.1 Term: Exercise Upon Expiration.  Any portion of this Warrant is exercisable in whole or in part, at any time, and from time to time, on or before the Expiration Date set forth above.

5.2 Notices.  All notices and other communications from the Company to the Holder, or vice versa, will be deemed given when delivered by: (a) hand delivery; (b) U.S. Mail (certified or registered); (c) Federal Express, UPS, Overnight, Airborne, or other nationally recognized delivery service; or (d) e-mail, or other means of electronic transmission at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder will be addressed to address, e-mail address as set forth on the books and records of the Company.  A notice delivered by regular or certified U.S. Mail will be deemed to have been delivered or given on the third business day after the post-mark, if affixed by the U.S. Postal Service.  Any other notice will be deemed to have been delivered or given on the date and time of the signed receipt or confirmation of delivery or transmission thereof, unless that receipt or confirmation date and time is not a business day or is after 5:00 p.m. local time on a business day, in which case such notice will be deemed to have been delivered or given on the next succeeding business day.

5.3 Amendments.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.4 Governing Law.  This Warrant will be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to its principles regarding conflicts of law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Membership Interests as of the date set forth above.

The “COMPANY”

AMERICAN RARE EARTH LLC

By: ________________________________

Accepted and agreed to:

HG VENTURES LLC

By: ________________________________

[Signature Page to Warrant to Purchase Membership